EXHIBIT 10.62

PAYMENT AGREEMENT AND GENERAL RELEASE

1.             General Release.  (a)  In consideration of (i) my relinquishing my rights to future employment and cancellation of my rights under the Employment Agreement dated July 16, 1999, as amended, between Executive and MPM (each as defined below) (the “Employment Agreement”), and (ii) the Company undertaking the obligations set forth in this Agreement, I, Geoffrey Kanter (“Executive”), release, dismiss, covenant not to sue and forever discharge Armed Forces Communications, Inc., a New York corporation doing business as Market Place Media (“MPM”), CTN Media Group, Inc., a Delaware corporation (“CTN”), and CTN’s majority stockholder, U-C Holdings, L.L.C. (“Holdings”), a Delaware limited liability company (collectively, the foregoing shall be referred to as the “Company”), and all affiliated corporations, limited liability companies or partnerships and stockholders, members, managers, officers, directors, employees, agents, predecessors, successors, transferees and assigns from any and all actions, causes of action, suits, damages, debts, claims, counterclaims, obligations and liabilities of whatever nature, known or unknown, including, but not limited to those actions, causes of action, suits, damages, debts, claims, counterclaims, obligations and liabilities, resulting or arising out of, directly or indirectly, the employment relationship between Executive and the Company (including, but not limited to, claims for compensation, salary, bonuses, severance pay or other benefits), the termination of the employment relationship, any promises made to or agreements with Executive while he was employed at the Company, Executive’s ownership, directly or indirectly, of capital stock in the Company, Executive’s ownership or right to receive equity in Holdings, or the failure to offer employment with the Company, including, without limitation, by reason of specification, any claims for breach of contract, failure to hire, wrongful discharge of any kind, and any claims arising under any federal, state, or local laws or ordinances, including, without limitation, by reason of specification, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, Title VII of the Civil Rights Act of 1964, and any common law claims now or hereafter recognized.  Notwithstanding anything set forth to the contrary herein, Executive shall not release CTN from any obligations, causes of action, actions, suits, damages, or liabilities (i) arising out of CTN’s obligations set forth in this Agreement, or (ii) any obligation of CTN to indemnify Executive in his capacity as an officer and/or director of MPM or CTN pursuant to any indemnification provisions of CTN’s or MPM’s Articles/Certificate of Incorporation, By-laws, any corporate policy of the Board of Directors or any officers and directors insurance.  Executive does hereby agree and acknowledge that except for the payments pursuant to Paragraph 3 below and the other obligations set forth herein, Executive is entitled to no compensation, benefits or other rights or privileges from the Company.

                (b)            The Company, on its behalf and on behalf of all affiliated corporations, limited liability companies or partnerships and stockholders, members, managers, officers, directors, employees, agents, predecessors, successors, transferees and assigns, does hereby release, dismiss, covenant not to sue and forever discharges Executive, and his heirs from any and all actions, causes of action, suits, damages, debts, claims, counterclaims, obligations and liabilities of whatever nature, known or unknown, including, but not limited to those actions, causes of action, suits, damages, debts, claims, counterclaims, obligations and liabilities resulting or arising out of directly or indirectly the employment relationship between Executive and the Company. Notwithstanding the forgoing, the Company shall not release Executive from any obligations, causes of action, actions, suits, damages, or liabilities arising out of Executive’s obligations set forth in this Agreement or the provisions of the Employment Agreement incorporated in Paragraph 9 hereof.

2.             No Admission.  Executive agrees and acknowledges that neither this Agreement nor the Company’s offer to enter into this Agreement should be construed as an admission by the Company that it has acted wrongfully toward the Executive or any other employee, and that the Company expressly denies any liability to, or wrongful acts against the Executive on the part of itself, its employees or its agents.

3.             Consideration.  (a)  In full consideration for Executive relinquishing his rights to future employment and cancellation of Executive’s rights under the Employment Agreement, including his resignation as an officer and director of the Company, and as a material inducement for signing this Agreement, CTN will pay or provide to Executive the following: (i) conditioned upon Executive’s delivery to Holdings of the Repurchase Agreement referred to in paragraph 3(b) herein below, Executive shall receive, on the closing date of the sale of MPM pursuant to the terms and conditions of that certain Stock Purchase Agreement between CTN and MPM Acquisition, Inc. (the “Termination Date”), (A) any earned by unpaid Base Salary for periods prior to the Termination Date and (B) one lump sum payment of the lesser of: (1) $175,000 or (2) the Base Salary remaining payable under the Employment Agreement as of the Termination Date, and such payment shall not cease or be reduced in the event Executive accepts other employment; and (ii) CTN shall provide to Executive and his dependents COBRA coverage under the CTN health plan, at CTN’s expense, provided, that CTN shall only maintain such insurance coverage until the earlier of August 23, 2002, or the date Executive accepts other employment and obtains health insurance coverage. Such payments shall be subject to normal withholdings required by law and are subject to Executive’s continued compliance with this Agreement.

                (b)           Pursuant to that certain Equity Purchase Agreement, dated as of July 30, 2000, between Executive, CTN and Holdings, the Executive received a total of 58.33 Class B Management Units in Holdings, all of which remain unvested as of the date hereof (the “Units”).  The Units shall be repurchased, as of the Termination Date, by Holdings.  Upon Holdings’ receipt of a fully-executed Repurchase Agreement (in substantially the form included herewith as Exhibit C) from Executive, Holdings shall deliver a check for $58.33 to Executive as payment in full for the Units.  Upon their repurchase, such Units shall be returned to the Pool (as defined in the Fifth Amended and Restated Limited Liability Company Agreement of Holdings, dated as of April 5, 2001).  Executive represents and warrants that the Units are owned by Executive free and clear of all liens, claims or encumbrances.

4.             Taxes. The Executive agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company for any amounts claimed due from Executive on account of this Agreement or pursuant to claims made under any federal, local or state tax laws, and any costs, expenses or damages sustained by the Company by reason of any such claims, including any amounts paid by the Company as taxes, reasonable attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest or otherwise.

5.             Compliance with Law.  Executive hereby acknowledges and agrees that this Agreement and the termination of his employment or the failure to offer employment and all actions taken in connection therewith are in compliance with Title VII of the Civil Rights Act of 1964 and that the release set forth in Paragraph 1 hereof shall be applicable, without limitation, to any claims brought under this act.  Executive further acknowledges and agrees that:

                (a)           The release given by the Executive in this Agreement is given solely in exchange for the consideration set forth in Paragraph 3 of this Agreement and such consideration is in addition to anything of value to which the Executive received prior to entering into this Agreement; and

                (b)           Executive has consulted or has had an opportunity to consult an attorney prior to entering into this Agreement.

6.             Confidentiality.  (a)              Other than a press release (or other announcement) mutually agreed upon by the parties hereto, Executive and the Company agree to keep confidential the terms of this Agreement and the transactions or events which led to its execution, except to the extent that disclosure is required by any law, regulation or statute, and Executive and the Company covenant not to disclose this information to any other person, except that Executive may disclose the terms of this Agreement to the Internal Revenue Service, his attorneys, his financial advisors, and his immediate family members, who shall be informed of the confidential nature of the information, or as may be required by law.  If either party is compelled to disclose this Agreement pursuant to service of a subpoena on him, he or it shall immediately provide written notice to the other party and shall not make any such disclosure for ten (10) business days in order to give the other party an opportunity to seek an appropriate protective order, unless disclosure is required sooner than ten (10) business days by court order, rule, or regulation, in which case disclosure will not be made by such party before the time required by such court order, rule, or regulation.

                (b)           Executive agrees that he will not, without the prior written consent of the Company, make or cause to be made any oral or written statements to any person, firm, corporation or governmental or other entity which reflect negatively on the Company or any of its direct and indirect parents, subsidiaries, affiliates, related companies, successors and assigns, or on its and their directors, officers, members, and employees, or which could reasonably be understood to be detrimental to the business interests of the Company or any of its direct and indirect parents, subsidiaries, affiliates, related companies, successors and assigns, or to its and their directors, officers, members, and employees, provided that nothing herein shall restrict Executive from making any statement in response to inquiry from any governmental entity, pursuant to subpoena, or as may otherwise be required by law, provided Executive immediately gives notice to the Company of such inquiry and shall give the Company the opportunity to challenge such disclosure.

                (c)           The Company, on its behalf and on behalf of its officers, directors and managers, agrees that it will not, without the prior written consent of Executive, make or cause to be made any oral or written statements to any person, firm, corporation or governmental or other entity which reflect negatively on Executive, or which could reasonably be understood to be detrimental to the business interests of Executive, provided that nothing herein shall restrict Company from making any statement in response to inquiry from any governmental entity, pursuant to subpoena, or as may otherwise be required by law, provided the Company immediately gives notice to Executive of such inquiry and shall give Executive the opportunity to challenge such disclosure.

                (d)           Executive acknowledges that the receipt of the consideration set forth in Paragraph 3 is conditioned on Executive’s compliance with this Paragraph 6 and the other terms and provisions of this Agreement.

7.             No Assignment of Claims and No Claim Filed.  Executive represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Agreement any claim being released by this Agreement or any part or portion thereof and that he shall defend, indemnify, and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.  Executive further represents and warrants that neither he nor his attorneys have made any allegations to, or have filed any complaints, charges, or lawsuits with any court or government agency relating to any matters being released by Executive in this Agreement, including matters arising out of Executive’s employment with the Company or the termination of such employment, and that neither he nor his attorneys shall file any complaints, charges, or lawsuits, at any time hereafter, arising out of such released claims.

8.             Return of Property.  On the Termination Date, Executive, his attorneys, their agents, and all persons acting on their behalf, shall deliver to the Company all non-public documents and materials that relate to the Company, if any, and all property of the Company in his possession or control.

9.             Employment Agreement. (a) The parties hereby agree that the Employment Agreement (a copy of which is included herewith as Exhibit A) and all amendments thereto are terminated effective as of the Termination Date, except the provisions in Sections 5 through 8 thereof shall remain and continue in full force and effect in accordance with their terms.  Notwithstanding anything herein to the contrary, Executive agrees that for and in consideration of the payments received according to Paragraph 3 hereof, (i) for the purposes of Section 7(a) of the Employment Agreement, the “Non-Compete Period” shall be from the Termination Date until August 23, 2002 (the “Expiration Date”), and (ii) the term of Section 7(b) of the Employment Agreement shall continue from the Termination Date until eighteen months after the Expiration Date.

                (b)           Notwithstanding anything herein to the contrary, for the purposes of Section 7(b)(ii) of the Employment Agreement, such section shall not apply to (A) any person who is a former employee of MPM or CTN as of June 1, 2001, and (B) an employee who has ceased to be an employee of MPM or CTN for at least six (6) months prior to being hired by Executive.

                (c)           Notwithstanding the forgoing, CTN acknowledges and agrees that Executive may communicate with Martin Grant, former President and Chief Operating Officer of CTN, with regards to an employment proposal and other matters related thereto. CTN further acknowledges and agrees that a subsequent agreement by Executive and Martin Grant to work together shall not violate either (i) Section 10(b)(i) or 10(b)(ii) of that certain Employment Agreement between CTN and Martin Grant, dated as of May 13, 1999, as amended and terminated in part pursuant to that certain Payment Agreement and General Release between Martin Grant, CTN and Holdings dated as of January 10, 2001, or (ii) the provisions of this Agreement and Mr. Grant is hereby deemed a third party beneficiary of paragraphs 9(b) and 9(c), so long as any such subsequent agreement does not violate any non-compete or customer non-solicitation agreement either Executive or Martin Grant has with the Company.

                (d)           Executive hereby resigns as a director of CTN effective the date the Company delivers executed copies of this Agreement to Executive (a copy of a Resignation Letter is attached as Exhibit B hereto and shall be signed in conjunction herewith).  Executive shall resign as an officer and employee of MPM effective as of the Termination Date (subject to receipt of the payments described herein).

                10.           Future Equity. Executive hereby waives, cancels and terminates any right to receive any additional equity or securities in the Company or related entities.

                11.           Transition.  In consideration for the payments to Executive pursuant to Paragraph 3 hereof, Executive agrees to be reasonably available (considering any other personal or business commitments he may have) for consultations and meetings with employees, investors, and/or customers of the Company for the purpose of an organized hand-off and smooth transition.

12.           References.  The Company acknowledges and agrees that it will cooperate with Employee with regard to full and favorable, but truthful (based upon actual facts of employment) references, which shall be available from Jason Elkin, Chief Executive Officer of CTN.

13.           Default.  In the event that CTN fails to make payments to Employee as set forth in Section 3 hereof, and such non-payment has not been cured within five (5) business days of receipt by CTN of written notice of non-payment, Employee shall have the right at law or in equity or otherwise to take action or file litigation against CTN only, and shall have no claim against MPM, to seek payment of the base salary amounts payable under the Employment Agreement for termination without cause and all provisions of this Agreement shall remain in full force and effect with regard to MPM.

14.           Knowledgeable Decision by Executive.  Executive has read all of the terms of this Agreement and has had an opportunity to discuss it with individuals of Executive’s own choice who are not associated with the Company. Executive understands the terms of this Agreement and that, except as otherwise set forth herein, this Agreement releases forever the Company from any legal action arising from Executive’s employment relationship, any promises or agreements with Executive while he was employed at the Company, any rights he has as a shareholder of CTN or equityholder or member of Holdings, the termination of his employment relationship or the failure to offer employment with the Company. Executive signs this Agreement of his own free will in exchange for the consideration to be given to Executive, which Executive acknowledges is adequate and satisfactory. Neither the Company nor its agents, representatives or employees have made any representations to Executive concerning the terms or effects of this Agreement, other than those contained in this Agreement.

15.           Choice of Law.  The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Georgia, without regard to principles of conflict of laws.

Signatures begin on the next page.

IN WITNESS WHEREOF, the undersigned have executed this Agreement this         day of June, 2001.

EMPLOYEE:

/S/ GEOFFREY KANTER
GEOFFREY KANTER

MPM:

ARMED FORCES COMMUNICATIONS, INC.

By:/S/ PAT DORAN
Its:/S/ SECRETARY

CTN:

CTN MEDIA GROUP, INC.

By:/S/NEIL DICKSON
Its:CHIEF OPERTING OFFICER

HOLDINGS:

U-C HOLDINGS, L.L.C.

By: Willis Stein & Partners, L.P.
Its: Managing Member

By: Willis Stein & Partners, L.L.C.
Its: General Partner

By: /S/AVY STEIN
Its: Manager